FOR IMMEDIATE RELEASE
NEWS RELEASE
Company Contact:
Gastar Exploration Ltd.
Michael Gerlich, Vice President and CFO
713-739-1800 / mgerlich@gastar.com

Investor Relations Counsel:
Lisa Elliott / Anne Pearson
DRG&E  : 713-529-6600
lelliott@drg-e.com / apearson@drg-e.com

GASTAR EXPLORATION ANNOUNCES CLOSING OF
$100,000,000 12¾% SENIOR SECURED NOTES
AND SENIOR SECURED CREDIT FACILITY

HOUSTON, TX, November 29, 2007 – Gastar Exploration Ltd. (AMEX: GST and TSX: YGA) today announced that its wholly owned subsidiary, Gastar Exploration USA, Inc. (“Gastar USA”), has completed the previously announced private placement of $100 million aggregate principal amount of 12¾% senior secured notes due 2012 at an issue price of 99.50% (the “Notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933, as amended (the “Act”). Approximately $76.7 million of the $92.8 million net proceeds from the offering of the Notes were used to repay existing indebtedness, with the remaining net proceeds to be used for general corporate purposes. The Notes are guaranteed by all domestic subsidiaries of Gastar USA and its parent, Gastar Exploration Ltd.

Concurrently with the issuance of the Notes, Gastar USA also entered into a bank revolving credit and letter of credit facility with Amegy Bank National Association with an initial borrowing base of $19.375 million. The bank facility is secured by a first priority lien on the primary oil and gas assets of Gastar and certain other property and pledges of subsidiary stock. The Notes are secured by a second lien on the primary oil and gas assets and certain other property.

The Notes have not been registered under the Securities Act of 1933, as amended (the “Act”), and unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Act and applicable state laws.

This announcement does not constitute an offer to sell, or the solicitation of offers to buy, any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.

The American Stock Exchange and the Toronto Stock Exchange have not reviewed and do not accept responsibility for the adequacy or accuracy of this news release.

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